EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
TUESDAY, JANUARY 25, 2011
Quarterly Comparison Overview:
— Net sales increased by 24.2%
— Sales volume increased by 7.4%
— Gross profit dollars decreased by 16.8%
— Net income decreased by 41.4%
Elgin, IL, January 25, 2011— John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS)
(the “Company”) today announced operating results for its fiscal 2011 second quarter. Net income for the current quarter was $5.2 million, or $0.48 per share diluted, compared to net income of $8.8 million, or $0.82 per share diluted, for the second quarter of fiscal 2010. Net income for the first two quarters of fiscal 2011 was $6.3 million, or $0.58 per share diluted, compared to net income of $13.6 million, or $1.27 per share diluted, for the first two quarters of fiscal 2010.
Net sales increased to $223.6 million for the second quarter of fiscal 2011 from $180.1 million for the second quarter of fiscal 2010. Approximately 39% of the net sales increase in the quarterly comparison was attributed to products associated with the acquisition of Orchard Valley Harvest, Inc. (“OVH”), which was completed in the fourth quarter of fiscal 2010. Sales volume, which is measured in pounds shipped to customers, increased by 7.4%. Approximately 84% of the sales volume increase was attributed to OVH products. The increase in sales volume in the second quarter occurred in the consumer, contract packaging and food service distribution channels for almonds, chocolate-coated products, fruit and nut mixes and cashews. Price increases implemented in the first and second quarters of the current fiscal year also led to the increase in net sales.
For the first two quarters of fiscal 2011, net sales increased to $370.4 million from $306.9 million for the first two quarters of fiscal 2010. Approximately 44% of the net sales increase in the year-to-date comparison was attributed to OVH products. Sales volume increased by 6.3%. Approximately 98% of the sales volume increase in the year to date comparison was attributable to OVH products. The increase in sales volume in the first two quarters occurred in the consumer, contract packaging and food service distribution channels for all of the Company’s major products except peanut and pecan products. As was the case in the quarterly comparison, price increases implemented in the first and second quarters of the current fiscal year also contributed to the increase in net sales.

The gross profit margin, as a percentage of net sales, decreased from 18.2% for the second quarter of fiscal 2010 to 12.2% for the second quarter of fiscal 2011. The gross profit margin for the first two quarters of fiscal 2011, as a percentage of net sales, decreased to 12.9% from 18.4% for the first two quarters of fiscal 2010. The decrease in the gross profit margins in the quarterly and year-to-date comparisons was almost entirely attributable to significantly higher acquisition costs for tree nuts, to the extent that they were not offset by price increases implemented during those periods. Increased global demand for tree nuts was the primary driver for the increase in acquisition costs.
Total operating expenses for the second quarter of fiscal 2011 decreased to 7.8% of net sales from 9.6% of net sales for the second quarter of fiscal 2010. Total operating expenses for the current year to date period decreased to 9.3% of net sales from 10.3% of net sales for the same year to date period in fiscal 2010. The decrease in total operating expenses, as a percentage of net sales, in the quarterly and year to date comparisons was mainly attributable to a higher sales base. Additionally, total operating expenses for the current quarter were favorably impacted by an insurance settlement of $1.1 million related to the fiscal 2009 pistachio recall and $1.5 million for the estimated forfeiture of amounts previously accrued for incentive compensation due to current year performance . These favorable items were offset in part by an increase in the OVH earn-out liability of $0.8 million and an increase in the accrual for a pending legal matter of $0.9 million. For the current year-to-date period, total operating expenses were increased by $1.5 million for the OVH earn-out liability and $1.1 million for the accrual for a pending legal matter.
Interest expense for the second quarter of fiscal 2011 increased to $1.6 million from $1.3 million for the second quarter of fiscal 2010. Interest expense for the first two quarters of fiscal 2011 was $3.1 million compared to $2.8 million for the first two quarters of fiscal 2010. The increase in interest expense in both the quarterly and year to date comparisons resulted from an increase in short term borrowing to finance higher priced raw material purchases.
The total value of inventories on hand at the end of the second quarter of fiscal 2011 increased by $39.1 million or 32.1% when compared to the total value of inventories on hand at the end of the second quarter of fiscal 2010. The quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2011 decreased by 9.0% when compared to the quantity of raw nut input stocks on hand at the end of the second quarter of fiscal 2010, despite the inclusion of OVH in fiscal 2011. The weighted average cost per pound of raw nut input stocks increased by 35.1% in the second quarter of fiscal 2011 when compared to the weighted average cost per pound of raw nut input stocks in the second quarter of fiscal 2010, mainly because of significantly higher acquisition costs for all major tree nuts. Primarily because of higher acquisition costs for these commodities, the value of finished goods inventory on hand at the end of the current quarter increased by 46.4% compared to the value of finished goods on hand at the end of the second quarter of fiscal 2010.
“As mentioned above, we saw a strong increase in net sales in the second quarter of fiscal 2011 fueled mainly by price increases implemented during the first and second quarters of fiscal 2011 in all channels except the consumer distribution channel. Our weighted average selling price per pound in the current quarter was 15.6% higher than the weighted average selling price per pound for the second quarter of fiscal 2010,” noted Jeffrey T. Sanfilippo, Chairman and Chief Executive Officer. “A 7.4% increase in sales volume, in comparison to sales volume for the second quarter of fiscal 2010, also contributed to the increase in net sales in the quarterly comparison. The quarterly sales volume increase was led by an 11.8% increase in sales volume in the consumer channel and a 9.6%

increase in sales volume in the foodservice channel as we executed key strategies in our strategic plan to generate growth in what historically have been our most profitable distribution channels,” Mr. Sanfilippo added. “The quarterly increase in sales volume in the consumer channel was mainly attributable to sales of OVH products into the produce category. Sales of cashews, mixed nuts and pecans to private brand customers also contributed to the increase in sales volume in the consumer channel. Notwithstanding the sales volume increase, gross profit dollars declined significantly on the sales of these products to private brand customers, because price increases could not be implemented with retailers prior to the holiday season in an amount necessary to offset higher pecan and cashew acquisition costs,” Mr. Sanfilippo explained. “ Price increases in the consumer channel have been agreed upon and will be effective in the third quarter of the current fiscal year, which we anticipate will help mitigate the negative impact to our gross profit margin resulting from increased commodity costs. To help our customers manage such significant increases in raw material costs, we initiated several cost containment projects and are working with key partners on reconfiguring package sizes and product components,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (v) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vi) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to retain key personnel; (viii) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (ix) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (x) the Company’s ability to do business in emerging markets; (xi) uncertainty in economic conditions, including the potential for another economic downturn; (xii) the Company’s ability to obtain additional capital, if needed; (xiii) the risk that expected synergies, operational efficiencies and cost savings from the OVH acquisition may not be fully realized or realized within the expected timeframe and the risk that unexpected liabilities may arise from the OVH acquisition; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control and (xv) the adverse effect of increased employment-related claims against the Company, which have become more prevalent in the current economic environment including potential unfavorable outcomes exceeding amounts accrued.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Twenty-six Weeks Ended
	December 23,	December 24,	December 23,	December 24,
	2010	2009	2010	2009
Net sales	$223,600	$180,070	$370,388	$306,882
Cost of sales	196,364	147,334	322,611	250,272

Gross profit	27,236	32,736	47,777	56,610

Operating expenses:
Selling expenses	11,781	11,824	21,987	20,547
Administrative expenses	5,566	5,530	12,417	10,971

Total operating expenses	17,347	17,354	34,404	31,518

Income from operations	9,889	15,382	13,373	25,092

Other (expense):
Interest expense	(1,643)	(1,339)	(3,090)	(2,786)
Rental and miscellaneous (expense), net	(202)	(225)	(507)	(641)

Total other expense, net	(1,845)	(1,564)	(3,597)	(3,427)

Income before income taxes	8,044	13,818	9,776	21,665
Income tax expense	2,872	4,998	3,525	8,079

Net income	$5,172	$8,820	$6,251	$13,586

Basic earnings per common share	$0.48	$0.83	$0.59	$1.28

Diluted earnings per common share	$0.48	$0.82	$0.58	$1.27

Weighted average shares outstanding
— Basic	10,667,302	10,636,804	10,662,387	10,629,323

— Diluted	10,766,547	10,728,477	10,766,152	10,696,601

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	December 23,	June 24,	December 24,
	2010	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$3,701	$1,437	$4,501
Accounts receivable, net	45,952	39,894	37,156
Inventories	160,794	114,360	121,695
Deferred income taxes	4,813	4,486	4,530
Income taxes receivable	—	104	—
Prepaid expenses and other current assets	5,427	4,499	4,841

	220,687	164,780	172,723

PROPERTIES, NET:	159,570	164,203	164,099

OTHER ASSETS:
Intangibles	14,948	16,121	355
Goodwill	5,662	5,454	—
Other	7,581	7,723	7,608

	28,191	29,298	7,963

	$408,448	$358,281	$344,785

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$42,260	$40,437	$4,933
Current maturities of long-term debt	15,244	15,549	11,435
Accounts payable	72,177	29,625	54,303
Book overdraft	5,830	2,061	7,759
Accrued expenses	24,722	27,959	20,811
Income taxes payable	2,196	—	2,639

	162,429	115,631	101,880

LONG-TERM LIABILITIES:
Long-term debt	41,110	42,680	47,660
Retirement plan	10,021	9,951	8,132
Deferred income taxes	4,761	4,569	6,212
Other	3,378	5,556	1,292

	59,270	62,756	63,296

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	82
Capital in excess of par value	102,150	101,787	101,438
Retained earnings	88,853	82,602	81,763
Accumulated other comprehensive loss	(3,158)	(3,399)	(2,496)
Treasury stock	(1,204)	(1,204)	(1,204)

	186,749	179,894	179,609

	$408,448	$358,281	$344,785